Exhibit 10.2

June 19, 2014

FS ENERGY AND POWER FUND
c/o GSO Capital Partners LP
345 Park Avenue, 31st Floor
New York, NY 10154
Attention:  Valerie Kritsberg

Re:  Global Partners LP and GLP Finance Corp. $70,000,000 8.00% Senior Notes Due 2018

Ladies and Gentlemen:

Reference is made to that certain Indenture, dated as of February 14, 2013, by and among Global Partners LP, a Delaware limited partnership (the “Company”), GLP Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Company, the “Issuers”), and FS Energy and Power Fund (the “Holder”), as amended by the First Supplemental Indenture dated March 5, 2013 and the Second Supplemental Indenture dated December 20, 2013 (the “Indenture”).  Capitalized terms used in this letter agreement (this “Letter Agreement”) but not defined herein and defined in the Indenture shall have the meanings given to them in the Indenture.

1.                                      BACKGROUND.

On June 1, 2014, the Issuers delivered to the Holder notice of the Issuers’ expected incurrence of HY Bonds, which notice states that the Issuers intend to exercise their rights under Section 3.10(a) of the Indenture to (x) cause the Holder to exchange 71.42857% of its outstanding Notes (the “Made-Whole Notes”) for an amount of HY Bonds determined pursuant to Section 3.10(c) of the Indenture (including accrued interest) and (y) repurchase at par plus accrued interest (without payment of the Make Whole Premium or any other premium) of the Holder’s remaining outstanding Notes (the “Par Notes”).

On the date hereof, the Issuers entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the initial purchasers named therein (the “Initial Purchasers”), pursuant to which, on June 24, 2014 (the “Issue Date”), subject to the terms and conditions set forth in the Purchase Agreement, the Issuers will issue, and the Initial Purchasers will purchase, $375 million of 6.25% Senior Notes pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended, to be issued pursuant to and governed by the terms set forth in an indenture, which terms are substantially set out in the preliminary offering memorandum dated June 16, 2014 (the “Preliminary Offering Memorandum,” and such Senior Notes, the “2014 Bonds”).

2.                                      WAIVER OF EXCHANGE RIGHTS.

The Issuers and the Holder hereby agree that the following is intended to occur on the Issue Date:

(a)                                 the Issuers shall pay, or cause to be paid, to the Holder a cash amount equal to the sum of the following (the “Repurchase Price”):

(i)                                     (A) the aggregate principal amount of the Made-Whole Notes plus (B) the HY Bond Make Whole Amount in respect of the Made-Whole Notes, rounded down to the nearest whole multiple of $1,000, which amount is equal to $52,726,000 (the “Actual Make-Whole Amount”);

(ii)                                  accrued interest on the Made-Whole Notes and the Par Notes, which amount is equal to $2,022,222.22;

(iii)                               the aggregate principal amount of the Par Notes, which amount is equal to $20,000,000; and

(iv)                              the amount of any excess not included in the Actual Make-Whole Amount as a result of the rounding described in clause (i) above, which amount is equal to $51.94; and

(b)                                 the Holder shall receive an allocation of 2014 Bonds under the 2014 Bond offering (the “Allocated 2014 Bonds”) in a principal amount equal to (i) the Actual Make-Whole Amount divided by (ii) the issue price of the 2014 Bonds (expressed as a percentage of par) (the “Allocated 2014 Bond Purchase Price”), rounded up to the nearest $1,000, which amounts to an Allocated 2014 Bond Purchase Price of $52,726,000, and, so long as the Allocated 2014 Bonds are issued substantially on the terms set forth in the Preliminary Offering Memorandum and the related pricing term sheet, the Holder hereby agrees to accept such allocation and purchase the Allocated 2014 Bonds for a purchase price equal to the Allocated 2014 Bond Purchase Price.

For transactional ease, the Issuers and the Holder hereby agree that, notwithstanding anything to the contrary set forth above or in the Indenture, in lieu of the Issuers’ cash payment to the Holder of a portion of the Actual Make-Whole Amount equal to the Allocated 2014 Bond Purchase Price on the Issue Date (as part of the Repurchase Price) and the Holder’s subsequent cash payment of the Allocated 2014 Bond Purchase Price to the Initial Purchasers on the Issue Date (as consideration for the Allocated 2014 Bonds), such cash payments shall not be required to actually be made but instead shall be deemed to have been made.  The Issuers and the Holder hereby further agree that, notwithstanding anything to the contrary set forth in the Indenture (including, without limitation, Section 3.07 thereof), (a) the Issuers shall be permitted to repurchase the outstanding Notes held by the Holder in exchange for the Repurchase Price pursuant to the terms described above on the Issue Date (without any further action being required to be taken, including any delivery of notice, by the Issuers in connection therewith), and (b) upon the Holder’s receipt of the Repurchase Price (including by virtue of the Holder’s receipt of the Allocated 2014 Bonds), the Indenture shall be satisfied and discharged in its entirety and will cease to be of further effect with respect to the Notes. The Holder further hereby agrees to deliver to the Issuers, in escrow, on or prior to the Issue Date, all of its Notes, which Notes shall be cancelled on the Issue Date upon the satisfaction and discharge of the Indenture as set forth above.

The Issuers and the Holder hereby agree that, notwithstanding anything to the contrary set forth in the Indenture, their respective rights under Section 3.10 of the Indenture that were triggered in connection with the 2014 Bond offering, including their rights to require an “exchange” of the outstanding Notes of the Holder for 2014 Bonds and to document such “exchange” in an exchange agreement in the form attached as Exhibit B to the Indenture, shall be automatically and irrevocably waived by the Issuers and the Holder immediately upon the consummation of the actions set forth in clauses (a) and (b) of the first paragraph under this Section 2 on the Issue Date.  In the event that the Issue Date occurs and the Holder does not receive all or any portion of the Repurchase Price (including by virtue of the Holder’s failure to receive all or any portion of the Allocated 2014 Bonds), the waiver set forth in the immediately preceding sentence shall not be effective and, accordingly, the Issuers shall be in default under Section 3.10 of the

Indenture, and the Issuers and the Holder hereby agree that, notwithstanding anything to the contrary set forth in the Indenture (including, without limitation, Section 6.01 thereof), such default shall result in an immediate and automatic Event of Default.

3.                                      TERMINATION.

This Letter Agreement shall terminate and be of no further force or effect at 5:00 pm New York City time on June 24, 2014 if the Issue Date has not occurred by such time; provided, however, that the termination of this letter agreement shall not relieve any party with respect to any liability for breach of this Letter Agreement prior to such termination.

4.                                      MISCELLANEOUS.

Nothing in this letter agreement, expressed or implied, is intended to confer on any person other than the parties hereto (and their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this letter agreement.  This Letter Agreement may be amended, waived or otherwise modified only by an instrument in writing signed on behalf of each of the parties.

The provisions of Sections 11.01 (Notices), 11.04 (Governing Law; Submission to Jurisdiction and Venue; Waiver of Jury Trial), 11.07 (Severability), 11.09 (Counterparties) and 11.11 (Expenses) of the Indenture shall apply, mutatis mutandis, to this Letter Agreement.

[Signature Page Follows]

Very truly yours,

GLOBAL PARTNERS LP

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

GLP FINANCE CORP.

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

[Global - Signature page to Side Letter (February Indenture)]

AGREED AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:

FS ENERGY AND POWER FUND

By: GSO Capital Partners LP as Sub-Adviser

By:	/s/ Tom Iannarone
Name:	Tom Iannarone
Title:	Authorized Signatory

[Global - Signature page to Side Letter (February Indenture)]